Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT: Investor Relations

Taylor Morrison Home Corporation

(480) 734-2060

investor@taylormorrison.com

Taylor Morrison Renews Stock Repurchase Authorization

Repurchase program will have $500 million in availability for repurchases through December 31, 2025

Scottsdale, Ariz., December 15, 2023––Taylor Morrison Home Corporation (NYSE: TMHC) today announced that its Board of Directors authorized a renewal of its stock repurchase program through December 31, 2025. The program permits the repurchase of up to $500 million of the Company’s Common Stock and replaces the Company’s prior repurchase authorization that was scheduled to expire on December 31, 2023.

“Our balanced capital allocation framework aims to invest in future growth, maintain a healthy capital position and return capital to shareholders to drive long-term shareholder value. Enabled by our strong financial performance, we have repurchased over $1.4 billion of our shares outstanding since 2015 while also fortifying our balance sheet and significantly growing our business. Today’s renewal highlights our commitment to that strategy,” said Chief Financial Officer Curt VanHyfte.

Repurchases of the Company’s common stock under the program may occur from time to time in open market purchases, privately negotiated transactions or other transactions. Future repurchases under the stock repurchase program are subject to prevailing market conditions and other considerations, including the Company’s liquidity, the terms of its debt instruments, planned land investment and development spending, acquisition and other investment opportunities and ongoing capital requirements.

About Taylor Morrison

Headquartered in Scottsdale, Arizona, Taylor Morrison is one of the nation’s leading homebuilders and developers. We serve a wide array of consumers from coast to coast, including first-time, move-up, luxury and resort lifestyle homebuyers and renters under our family of brands—including Taylor Morrison, Esplanade, Darling Homes Collection by Taylor Morrison and Yardly. From 2016-2023, Taylor Morrison has been recognized as America’s Most Trusted® Builder by Lifestory Research. Our strong commitment to sustainability, our communities and our team is highlighted in our latest annual Environmental, Social and Governance (ESG) Report. For more information about Taylor Morrison, please visit www.taylormorrison.com.

For more information about Taylor Morrison, please visit www.taylormorrison.com.

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